Exhibit 8.1

Subsidiaries of Silicon Motion Technology Corporation

Lake Tahoe Investment Corporation, a corporation organized under the laws of the Cayman Islands (“Lake Tahoe”).

Silicon Motion Korea Ltd., a corporation organized under the laws of Korea (‘SMK”, a wholly-owned subsidiary of Lake Tahoe).

FCI, Inc., a corporation organized under the laws of Korea (“FCI”, a wholly-owned subsidiary of Lake Tahoe).

Silicon Motion, Inc., a corporation organized under the laws of Taiwan (“SMI Taiwan”).

Lake Ontario Investment Corporation, a corporation organized under the laws of Samoa (“Lake Ontario”).

Silicon Motion Hong Kong Ltd., a corporation organized under the laws of Hong Kong (“SMI HK,” a wholly-owned subsidiary of Lake Ontario).

慧帝科技(深圳)有限公司, a corporation organized under the laws of the People’s Republic of China (“SMI Shenzhen”, a wholly-owned subsidiary of SMI HK).

慧国(上海)軟件科技有限公司, a corporation organized under the laws of the People’s Republic of China (“SMI Shanghai”, a wholly-owned subsidiary of SMI HK).

慧钢(北京)科技有限公司, a corporation organized under the laws of the People’s Republic of China (“SMI Beijing”, a wholly-owned subsidiary of SMI HK).

Silicon Motion International Corp. Holding Company, a corporation organized under the laws of Labuan (“SMI Holding”).

Silicon Motion International Corp. Trading Company, a corporation organized under the laws of Labuan (“SMI Trading”, a wholly-owned subsidiary of SMI Holding).

Silicon Motion (Dutch) B.V., a corporation organized under the laws of the Netherlands (“SMI BV”).

Silicon Motion, Inc, a corporation organized under the laws of the State of California (“SMI USA,” a wholly-owned subsidiary of SMI BV).

Silicon Motion International, Inc., a corporation organized under the laws of the State of Delaware (“SMI DE,” a wholly-owned subsidiary of SMI USA).

Silicon Motion K.K., a corporation organized under the laws of Japan (“SMI KK”, a wholly-owned subsidiary of SMI BV).